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                                  EXHIBIT 23.1

Vertica Software, Inc.                                        October 15, 2002
106 East 6th Street, Suite 900
Austin, Texas 78701

RE: Registration Statement on Form S-8 Covering Common Stock to be Issued Pursuant to the 2003 Equity Incentive Plan

Ladies and Gentlemen:

Vertica Software, Inc. (the "Company") proposes to issue, under a Form S-8 Registration Statement (the "Registration Statement"), up to 7,000,000 shares of common stock (the "Shares") pursuant to the Company's 2003 Equity Incentive Plan (the "Plan").

As counsel for the Company, I have participated in the preparation of the Registration Statement on Form S-8 under the Securities Act of 1933, as amended. I have also examined and relied only upon the documents and certificates of officers of the Company as are specifically described below. In my examination, I have assumed the genuineness of the documents submitted to me as originals and the conformity with the original documents submitted to me as copies. My examination was limited to the following documents and no others:

     1. Articles of Incorporation of the Company as amended to date;

     2. By-laws of the Company;

     3. Resolutions adopted by the Board of Directors of the Company authorizing the Plan and the issuance of the Shares;

     4. The Registration Statement together with all exhibits filed in connection therewith and incorporated therein by reference and all documents incorporated therein by reference; and

     5. The Plan.

I have not undertaken, nor do I intend to undertake any independent investigation beyond such documents and records, or to verify the adequacy or accuracy of such documents and records.








Vertica Software, Inc.


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October 15, 2002
Page 2



Based upon and subject to the foregoing, it is my opinion that the Shares, subject to the effectiveness of the Registration Statement and compliance with applicable Blue Sky Laws and subject to the proper execution and delivery of stock certificates evidencing the Shares when issued and delivered against payment therefore in accordance with the terms of the Plan, and as set forth in the Registration Statement, will constitute legally issued, fully paid and non-assessable shares of common stock of the Company.

I hereby consent to the filing of this opinion as an exhibit to the Registration Statement, and to the filing of this opinion in connection with such filings as are applicable as may be necessary to register, qualify or establish eligibility for an exemption from registration or qualification of the Shares under the Blue Sky laws of any state or other jurisdiction although I express no opinion as to state securities laws herein. In giving this consent I do not admit that I am in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission promulgated thereunder.

The opinions set forth herein are based upon the federal laws of the United States of America, and the corporate laws of the State of California only all as now in effect. It is assumed that Colorado law is substantially the same as California law. I express no opinion as to whether the laws of any particular jurisdiction apply, and no opinion to the extent that the laws of any jurisdiction other than those identified above are applicable to the subject matter hereof.

The information set forth herein is as of the date of this letter. I disclaim any undertaking to advise you of changes which may be brought to my attention after the effective date of the Registration Statement.

Very truly yours,


         /s/

Jack Nolan, Esq.
General Counsel